Exhibit 99.2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of April 5, 2023 (the “Effective Date”) by and among Nam Tai Property Inc., a business company incorporated under the laws of the British Virgin Islands (the “BVI”) (the “Company”), and each of those persons and entities, severally and not jointly, listed as a Purchaser on the Schedule of Purchasers attached as Schedule I hereto (each a “Purchaser” and together the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 9 hereof.

RECITALS

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “Commission” or “SEC”) under the Securities Act; and

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of US$0.01 par value per share (the “Shares”) for aggregate proceeds of up to US$15,437,228 in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

Section 1. Authorization of Purchased Shares. The Company has authorized the sale and issuance of 8,821,273 Shares on the terms and subject to the conditions set forth in this Agreement. The Shares sold hereunder at the Closing (as defined below) shall be referred to as the “Purchased Shares.”

Section 2. Sale and Purchase of the Purchased Shares.

2.1              Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser, severally and not jointly with any other Purchaser, agrees to purchase from the Company at the Closing (as defined in Section 3), that number of Purchased Shares set forth opposite such Purchaser’s name on Schedule I hereto (the “Schedule of Purchasers”) for the purchase price set forth opposite such Purchaser’s name, which amount represents the number of Purchased Shares purchased by such Purchaser multiplied by the price per Share of $1.75, with aggregate proceeds of up to US$15,437,228. The purchase price to be paid by each Purchaser, as set forth on Schedule I, shall be referred to as the “Aggregate Purchase Price.” Each Purchaser shall severally, and not jointly, be liable for only the purchase of the Purchased Shares that appear on the Schedule of Purchasers that relate to such Purchaser. The Company’s agreement with each of the Purchasers is a separate agreement, and the sale of Purchased Shares to each of the Purchasers is a separate sale. The obligations of each Purchaser hereunder are expressly not conditioned on the purchase by any or all of the other Purchasers of the Purchased Shares such other Purchasers have agreed to purchase.

2.2              At or prior to the Closing, each Purchaser will pay the purchase price set forth opposite such Purchaser’s name on Schedule I by wire transfer of immediately available funds in US dollars, in accordance with wire instructions provided by the Company in writing to the Purchasers prior to the Closing. On or before the Closing, the Company will instruct its transfer agent to either deliver share certificates to the Purchasers or make book-entry notations and provide updated certified copies of the Company’s register of members reflecting the share issuance to the Purchasers representing the Purchased Shares, in each case against delivery of the Aggregate Purchase Price. The foregoing notwithstanding, if the Purchaser has indicated to the Company at the time of execution of this Agreement a need to settle on a “delivery versus payment” basis, then the Company shall either deliver to such Purchaser (or such Purchaser’s designated custodian) the original share certificates or make a book-entry notation and provide updated certified copies of the Company’s register of members reflecting the share issuance to the Purchasers reflecting ownership of the Purchased Shares whereupon following receipt of such certificate(s) or written confirmation from the Company’s transfer agent that a book-entry notation and an updated register of members has been made, then the Purchaser shall then promptly wire the Aggregate Purchase Price as provided in this Section 2.

Section 3. Closing. Subject to the satisfaction of the closing conditions set forth in Section 7, the closing with respect to the transactions contemplated in Section 2 hereof (the “Closing”), shall take place at the offices of Vinson & Elkins L.L.P., 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036 on the second Business Day after the Effective Date (the “Closing Date”) or at such other time and place as the Company and Purchasers may agree, including remotely via the exchange of documents and signatures.

Section 4. Representations and Warranties of the Purchasers. Each Purchaser, severally but not jointly, represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the Effective Date, and will be true and correct as of the date of the Closing Date:

4.1              Validity. The execution, delivery and performance of this Agreement and the other Transaction Documents, in each case to which such Purchaser is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate, partnership, limited liability or similar actions, as applicable, on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and the other Transaction Documents to which it is a party will be duly executed and delivered by such Purchaser, and each such agreement and other instruments constitutes or will constitute a valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2              Investment Representations and Warranties. Such Purchaser understands and agrees that the offering and sale of the Purchased Shares have not been registered under the Securities Act or any applicable state securities laws and are being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.

4.3              Acquisition for Own Account; No Control Intent. Such Purchaser is acquiring the Purchased Shares for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act or any applicable state securities laws. Such Purchaser is not a broker or dealer registered pursuant to Section 15 of the Exchange Act (a “Registered Broker Dealer”) and is not affiliated with a Registered Broker Dealer. Such Purchaser is not party to any agreement providing for or contemplating the distribution of any of the Purchased Shares. Such Purchaser has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act.

4.4              Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the investment in the Purchased Shares. Such Purchaser recognizes that the purchase of the Purchased Shares involves an extremely high degree of risk in that an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company. Such Purchaser is able to bear the economic risk of an investment in the Purchased Shares and is able to sustain a loss of all of its investment in the Purchased Shares without economic hardship, if such a loss should occur.

4.5              Accredited Investor; No Bad Actor. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act. Such Purchaser has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

4.6              Restricted Purchased Shares.

(a)               Such Purchaser understands that the Purchased Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such laws and applicable regulations such Purchased Shares may be resold without registration under the Securities Act only in certain limited circumstances.

(b)               Such Purchaser acknowledges that the Purchased Shares must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

(c)               Such Purchaser is aware of, and is familiar with, the provisions of Rule 144 under the Securities Act, which permit limited resale of securities purchased in a private placement.

4.7              No Reliance. Such Purchaser expressly acknowledges that the board of directors of the Company (the “Board of Directors”) has disclosed in full to the Purchasers that the Company (i) does not have the “chops” of certain of the Company’s Subsidiaries, including the Company’s principal operating Subsidiaries, and may never obtain the chops and the Purchasers have been made aware of the implications and legal effect thereof, (ii) does not have access to the books and records, assets, cash flow, potential liabilities, potential dispositions and encumbrances to the assets or other financial information of certain of the Company’s Subsidiaries, including the Company’s principal operating Subsidiaries, (iii) has extremely limited information regarding the operations, results of operations and financial conditions of the Company and its Subsidiaries and has been unable to file its Form 20-F for fiscal year 2021 with the SEC, as disclosed in the Company’s SEC reports and in its press releases and as communicated to the Purchaser, (iv) may never be successful in remedying any of the foregoing matters, (v) is subject to litigation (including the PRC Litigation, the West Ridge Litigation (in which West Ridge Litigation, there was a March 2023 hearing on the claim for interest and legal costs, arising from a prior judgment in the case, which, dependent upon certain outcomes, may come due prior to the resolution of the appeal) and the Hong Kong Arbitration (in which Hong Kong Arbitration, a decision is currently expected on April 6, 2023 or soon thereafter), each as defined and described in the Company’s SEC reports and the Updating 6-K (as defined below)) that, if resolved adversely to the Company, could have Material Adverse Effects on the Company and the value of the Company’s Shares, raise substantial doubt about the Company’s solvency and ability to continue as a going concern and may require the Company to pursue an out-of-court or in-court restructuring and (vi) currently has very limited liquidity and is obligated under certain outstanding indebtedness totaling approximately $18.75 million in principal under certain unsecured delayed-draw term loans, evidenced by promissory notes dated January 11, 2022, with IAT Insurance Group, Inc. (“IAT”) and IsZo Capital LP (“IsZo”) that will become due January 11, 2024, which indebtedness is being modified by the Exchange and Amendment Agreement, the Release and Settlement Agreement, the IAT A&R Promissory Note and the IsZo A&R Promissory Note. Such Purchaser acknowledges that, as the Company’s prior management team continues to hold the chops of certain Subsidiaries of the Company, the prior management team may have assumed liabilities or incurred expenses, or otherwise adversely affected the financial position of which the Company is unaware. In addition, such Purchaser acknowledges that the Company has received, on a delayed basis, the bank communications with respect to actions taken by the prior management team, as described in the Company’s SEC reports. Such Purchaser acknowledges that any such liabilities may impact the liquidity, assets, operations, and financial condition of the Company and its Subsidiaries. The Company does not have any cash flow from operations other than through its Subsidiaries which, as a result of the dispute over the chops, the Company is unable to access or otherwise distribute to itself. Such Purchaser acknowledges that the last audited financial statements available and publicly filed were as of and for the year ended December 31, 2020, and the last unaudited financial statements available and publicly filed were as of and for the three months ended September 30, 2021. Both the last audited and unaudited financial statements were prepared by the Company’s prior management team. As such, the current management team and the current Board of Directors do not have any knowledge regarding the accuracy of these financial statements. Such Purchaser acknowledges that it has reviewed the disclosure, that includes, among other things, updates regarding litigation, arbitration, other proceedings, indebtedness and other developments of the Company, as filed on Form 6-K on March 30, 2023 (the “Updating 6-K”) set forth on Exhibit B hereto and the Yu Litigation set forth on Exhibit C hereto. Such Purchaser is not relying on the Company or any of its directors, officers, employees, agents, sub-agents or legal counsel or other advisors with respect to the legal, tax, economic and related considerations involved in this investment. Such Purchaser has relied on the advice of, or has consulted with, only its advisors, if any. Such Purchaser and its advisors, if any, have had an opportunity to ask questions to and receive answers from persons acting on behalf of the Company concerning the offering and the business, financial condition, results of operations and prospects of the Company, and all such questions have been answered to the full satisfaction of such Purchaser and its advisors, if any. Such Purchaser has made its own decision concerning the transaction contemplated herein without reliance on any representation or warranty of, or advice from, the Company, except for the Updating 6-K and the representations and warranties contained herein and in any of the other Transaction Documents. Except for the express representations and warranties contained in Section 5, the Company, nor any other person on the Company’s behalf, has not made and does not make any express or implied representations or warranties, either oral or written, whether arising by law or otherwise.

Section 5. Representations and Warranties by the Company. The Company represents and warrants to the Purchasers that, to the Knowledge of the Company (with respect to Sections 5.3 through 5.11), the statements contained in this Section 5 are true and correct as of the Effective Date, and will be true and correct, as of the date of the Closing Date:

5.1              Organization and Good Standing. The Company is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

5.2              Corporate Power and Authority; Valid Issuance of Purchased Shares.

(a)               The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors or a duly authorized committee thereof and no further consent or authorization of the Company, its Board of Directors or its shareholders is required. Each of this Agreement and each of the other Transaction Documents has been duly executed and delivered by the Company, and the other instruments referred to herein to which it is a party will be duly executed and delivered by the Company, and each such agreement constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, or as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)               The Purchased Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, the Purchased Shares will be validly issued, fully paid and non-assessable.

5.3              Consents. Neither the execution, delivery or performance of this Agreement and the other Transaction Documents by the Company, nor the consummation by it of the obligations and transactions contemplated hereby and thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Purchased Shares and the provision to the Purchaser of the rights contemplated by the Transaction Documents) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity, other than filings required under applicable U.S. federal and state securities laws, except where the failure to do so would have a Material Adverse Effect.

5.4              No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Purchased Shares and the provision to the Purchasers of the rights contemplated by the Transaction Documents) will not (a) result in a violation of the Company’s memorandum and articles of association, or any equivalent organizational document of the Company (the “Charter Documents”) or require the approval of the Company’s shareholders, (b) result in a violation of any BVI or U.S. law, rule, or regulation, or, to the Knowledge of the Company, any order, judgment or decree (including, without limitation, federal or state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected, or (c) result in a violation of or require shareholder approval under any rule or regulation of the OTC Expert Market.

5.5              Capitalization. As of the date hereof, the Company is authorized to issue a maximum of two hundred million (200,000,000) Shares of a single class, of par value of US$0.01 par value per share. As of the date hereof: (i) 43,433,008 Shares were issued and outstanding (including 42,431 Shares to be issued at the Company’s transfer agent pursuant to vested equity awards); and (ii) 199,280 Shares were issuable (and such number was reserved for issuance) upon vesting of restricted share units for the issuance of Shares outstanding as of such date. Such figures do not include any convertible instruments, including any such instrument granted pursuant to equity incentive plans, issued or granted prior to November 30, 2021. For the avoidance of doubt, such Share figures do not take into account the contemplated issuances of Shares pursuant to (i) this Agreement, (ii) the Exchange and Amendment Agreement, (iii) the IAT A&R Promissory Note, (iv) the IsZo A&R Promissory Note, (v) the Release and Settlement Agreement, (vi) the Engagement Agreement or (vii) Shares to be issued or that may be issued to the directors or officers of the Company pursuant to the Company’s Long Term Incentive Plan.

5.6              No Integrated Offering. The Company has not directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Purchased Shares, nor has the Company made any offers or sales of any security of the Company or solicited any offers to buy any security of the Company under circumstances that would require registration of the Purchased Shares under the Securities Act or any other securities laws or cause this offering of Purchased Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act in any manner that would affect the validity of the private placement exemption under the Securities Act for the offer and sale of the Purchased Shares hereunder.

5.7              SEC Exchange Act Registration; Shell Company Status.

(a)               The Company’s Shares are registered under Section 12 of the Exchange Act.

(b)               The Company is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act.

5.8              Brokers. There is no investment banker, broker, finder, financial advisor, placement agent or other Person that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The Company engaged Wolfson Frontier Associates LLC to provide consulting, advisory and other services, for which it pays a fixed monthly fee (and such fee is not contingent on the transactions contemplated by this Agreement).

5.9              Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including under the Company’s Rights Agreement, dated as of December 13, 2021, between the Company and Computershare Trust Company, N.A., as Rights Agent, as subsequently amended) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation that is or could become applicable to each Purchaser as a result of such Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of the Purchased Shares and such Purchaser’s ownership of the Purchased Shares.

5.10          Private Placement. The Company has not directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the securities under the Securities Act. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the issuance of the Purchased Shares are exempt from registration under the Securities Act.

5.11          No Manipulation of Share Price. The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Shares or any security of the Company to facilitate the sale or resale of any of the Purchased Shares.

Section 6.	Covenants.

6.1              Reasonable Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.

6.2              Reporting Status. Such Purchaser acknowledges that the Company is not current in filing reports required to be filed with the Commission pursuant to the Exchange Act and is currently unable to file the Company’s Annual Reports on Form 20-F for the years ended December 31, 2021 and 2022.

6.3              Registration. Promptly following such time as when the Company is able to file registration statements on any available forms with the SEC, the parties will use their commercially reasonable efforts to enter into a registration rights agreement, in a form to be mutually agreed upon, whereby the Company shall prepare and file with the SEC a registration statement covering the resale of the Purchased Shares and any other Shares then held by any Purchaser or any of its Affiliates for an offering to be made on a continuous basis pursuant to Rule 415 (a “resale registration statement”) and to use its commercially reasonable efforts to cause such resale registration statement to be declared effective. The Company will maintain the resale registration statement after effectiveness through the Reporting Period, after which time it will have no obligations to maintain the effectiveness of such resale registration statement. The Purchaser undertakes to provide all reasonably requested information required in connection with the filing of such resale registration statement.

6.4              Use of Proceeds. The Company will use the proceeds from the sale of the Purchased Shares for general corporate purposes, working capital and general and administrative expenses. In addition, a material portion of the proceeds will be used to pay existing obligations and liabilities including, without limitation, the fees and expenses of existing service providers, including Company counsel for this transaction. The proceeds may also be used to satisfy liabilities that come due relating to litigation or arbitration proceedings.

6.5              Pledge of Purchased Shares. The Company acknowledges and agrees that the Purchased Shares may be pledged by the Purchasers in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Purchased Shares. The pledge of Purchased Shares shall not be deemed to be a transfer, sale or assignment of the Purchased Shares hereunder, and each Purchaser will ensure that should such pledged Purchased Shares be foreclosed upon or otherwise transferred, sold or assigned, that such transfer will be in compliance with the Securities Act. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith, except for pledged Purchased Shares that are foreclosed upon. Such pledged Purchased Shares that are foreclosed upon will require a legal opinion of legal counsel in order for any transfer or for the Company to authorize the removal of any legend from such Purchased Shares. Except for pledges in connection with a bona fide margin account or other loan or financing arrangement secured by the Purchased Shares, any Purchaser that pledges Purchased Shares shall provide notice of any such pledge of Purchased Shares to the Company. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Purchased Shares may reasonably request in connection with a pledge or transfer of the Purchased Shares, including, if the Purchased Shares are subject to registration pursuant to Section 6.3, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder.

6.6              Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on the second Business Day following the date of this Agreement, the Company shall issue a press release and file a report on Form 6-K describing the terms and conditions of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching the Agreement and the other Transaction Documents as an exhibit to such filing (including all attachments, the “6-K Filing”). The Company shall not publicly disclose the name of any Purchaser or any Affiliate or investment advisor of the Purchaser, or include the name of any Purchaser or any Affiliate or investment advisor of the Purchaser in any filing with the Commission (other than in any exhibits to filings made in respect of this transaction in accordance with periodic report or current report filing requirements under the Exchange Act) or any regulatory agency, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or regulations, in which case the Company shall provide each Purchaser whose name is to be disclosed with prior written notice of such disclosure and a reasonable opportunity to comment on the proposed disclosure insofar as it relates specifically to such Purchaser. Subject to the foregoing, neither the Company nor the Purchasers shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Purchasers, to make any press release or other public disclosure with respect to such transactions (a) in substantial conformity with the 6-K Filing and contemporaneously therewith, (b) as is required by applicable law, or (c) in filings or other documents provided, submitted or filed in connection with any claim, action, suit, arbitration, investigation or other proceeding; provided, further, that such Purchaser shall be entitled, without the prior approval of the Company, to make any filing or other public disclosure with respect to such transactions as is required by Section 13 of the Exchange Act.

6.7              Expenses. The Company and each Purchaser (severally and not jointly) is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

Section 7.	Conditions of Parties’ Obligations.

7.1              Conditions of the Purchasers’ Obligations at the Closing. The obligations of each Purchaser under Section 2 hereof are subject to the fulfillment, prior to the Closing, of all of the following applicable conditions, any of which may be waived in whole or in part by such Purchaser in its absolute discretion. If the following conditions are not satisfied on or before 5:00 p.m. (Eastern Time) on the tenth Business Day following the Effective Date (the “Outside Date”), then such Purchaser may terminate this Agreement with respect to such Purchaser upon providing written notice to the Company.

(a)               Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct, in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date).

(b)               Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied by it on or prior to the Closing Date.

(c)               Qualification under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable U.S. state securities laws shall have been obtained, or will be obtained within the permitted timeframes, for the lawful execution, delivery and performance of this Agreement.

(d)               Transfer Agent Instructions. The Company shall have delivered to its transfer agent irrevocable written instructions to issue to such Purchaser (or in such nominee’s name(s) as designated by such Purchaser) book-entry notations representing such Purchased Shares set forth opposite such Purchaser’s name on Schedule I hereto; provided, however, that if such Purchaser has indicated to the Company at the time of execution of this Agreement a need to settle “delivery versus payment,” the Company shall deliver to such Purchaser (or such Purchaser’s designated custodian) written confirmation that such Purchased Shares have been issued in the Purchaser’s name via book-entry notation.

(e)               Opinion of Counsel. Ogier, BVI counsel to the Company, shall have delivered an opinion in form and substance reasonably acceptable to such Purchaser, covering the due authorization and valid issuance of the Purchased Shares.

(f)                Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official. The sale of the Purchased Shares by the Company shall not be prohibited by any law or governmental order or regulation.

7.2              Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof with respect to each Purchaser are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company: (a) each such Purchaser at the Closing shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing, (b) the representations and warranties of each such Purchaser at the Closing contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (c) each such applicable Purchaser shall have executed and delivered a Letter Agreement in a form to be agreed upon (the “PIPE Letter Agreement”). If the foregoing conditions are not satisfied on or by the Outside Date with respect to any particular Purchaser, then the Company may terminate this Agreement with respect to such Purchaser upon providing written notice to the Purchasers.

Section 8.	Transfer Restrictions; Restrictive Legend.

8.1              Transfer Restrictions. The Purchasers understand that the Company may, as a condition to the transfer of any of the Purchased Shares, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that an opinion of counsel shall not be required for a transfer by a Purchaser that is: (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of such Purchaser, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to such Purchaser’s family member or trust for the benefit of an individual Purchaser, (E) transferring its Purchased Shares to any Affiliate of such Purchaser, in the case of an institutional investor, or other Person under common management with such Purchaser, or (F) a transfer that is made pursuant to a bona fide gift to a third party; provided, further, that (i) the transferee in each case agrees to be subject to the restrictions in this Section 8 and provides the Company with a representation letter containing customary investment representations under the Securities Act, and (ii) in the case of transferees that are partners or limited liability company members, the transfer is for no consideration. It is understood that the certificates evidencing the Purchased Shares may bear substantially the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

8.2              Unlegended Certificates. A Purchaser may request that the Company remove, and the Company agrees to authorize the removal of, any legend from such Purchased Shares, following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Purchased Shares (if applicable) and customary representation letters: (1) following any sale of such Purchased Shares pursuant to Rule 144 or an effective registration statement, (2) if such Purchased Shares are eligible for sale under Rule 144(b)(1) without the need to comply with Rule 144(c), (3) such Purchased Shares are registered for resale under the Securities Act or (4) following the time a legend is no longer required with respect to such Purchased Shares. If a legend is no longer required pursuant to the foregoing, the Company will, no later than two (2) Trading Days following the delivery by a Purchaser (and, if applicable, its broker) to the Company or the Company’s transfer agent of a legended certificate representing such Purchased Shares (if applicable) and customary representation letters, deliver or cause to be delivered to such Purchaser a certificate, or evidence in book-entry form, representing such Purchased Shares that is free from all restrictive legends. Purchased Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”) as directed by such Purchaser. The Company warrants that the Purchased Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and in compliance with applicable securities laws (including transfer and resale restrictions). If a Purchaser effects a transfer of the Purchased Shares in accordance with Section 8.1 and applicable securities laws, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates, reflect the issuance in book-entry form, or credit Purchased Shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such transfer. For the avoidance of doubt, each Purchaser hereby agrees that the removal of the restrictive legend pursuant to this Section 8.2 is predicated upon the Company’s reliance that such Purchaser will sell any such Purchased Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom. The Company will deliver all the necessary documentation to cause the Company’s transfer agent to remove all restrictive legends, within two (2) Trading Days after a request by a Purchaser, from any Purchased Shares (i) registered for resale under an effective registration statement, (ii) sold pursuant to Rule 144 or an effective registration statement or (iii) eligible to be sold pursuant to Rule 144(b)(1) without the need to comply with Rule 144(c) (or after Purchaser and its broker deliver a letter containing certain representations and undertaking with respect to compliance with Rule 144(c)), and cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with such legend removal upon the receipt of such Purchaser’s (and, if applicable, its broker’s) representation letters (which, for the avoidance of doubt, shall not include any legal opinion) as requested by (and in a form reasonably acceptable to) such counsel.

Section 9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings specified for all purposes of this Agreement. All accounting terms used in this Agreement, whether or not defined in this Section 9, shall be construed in accordance with GAAP.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Company” means Nam Tai Property Inc., a business company incorporated under the laws of the British Virgin Islands (“BVI”), and does not include any of its Subsidiaries.

“Engagement Agreement” means the Engagement Agreement, to be dated on or around the date hereof, by and among Hui Zhong (Shenzhen) Law Firm, Hui Zhong Law Firm Hong Kong Office and the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Amendment Agreement” means the Exchange and Amendment Agreement, dated on or around the date hereof, by and among the holders named therein and the Company.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority, self-regulatory organization or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal of the British Virgin Islands or the United States.

“IAT A&R Promissory Note” means the Amended and Restated Promissory Note, dated on or around the date hereof, by and between IAT and the Company.

“IsZo A&R Promissory Note” means the Amended and Restated Promissory Note, dated on or around the date hereof, by and between IsZo and the Company.

“Knowledge of the Company” of a particular fact or other matter means, to the actual knowledge of the individuals set forth on Exhibit A hereto, of the following: (a) if the Person is an individual, that such individual is actually aware of such fact or other matter; and (b) if the Person is an entity, that any executive officer of such Person is actually aware.

“Material Adverse Effect” means any (i) adverse effect on the reservation, issuance, delivery or validity of the Purchased Shares, as applicable, or the transactions contemplated hereby or on the authority or ability of the Company to timely perform its obligations under this Agreement, or (ii) material adverse effect on the business, results of operations, operations, condition (financial or otherwise), prospects, properties, assets or liabilities of the Company.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Release and Settlement Agreement” means the Release and Settlement Agreement, dated on or around the date hereof, by and between the Company and IsZo Capital LP.

“Reporting Period” means the period commencing on the Closing Date and ending on the earlier of: (i) the date as of which the Purchasers may sell all of the Purchased Shares under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act; or (ii) the date on which such Purchaser shall have sold all of the Purchased Shares.

“Required Holders” means: (i) prior to the Closing, each Purchaser and (ii) from and after the Closing, the Purchasers beneficially owning (as determined pursuant to Rule 13d-3 under the Exchange Act) at least 50% of the Purchased Shares.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity, at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company.

“Trading Day” means a day on which the principal securities exchange or securities market on which the Shares are then traded is open for trading.

“Transaction Documents” means this Agreement and all exhibits and schedules thereto and hereto (including the PIPE Letter Agreement) and any other documents or agreements executed in connection with the transactions contemplated hereunder.

Section 10.	Miscellaneous.

10.1          Waivers and Amendments. Upon the approval of the Company and the written consent of the Required Holders, the obligations of the Company and the rights of any Purchaser under this Agreement may be waived by the Company or such Purchaser in writing (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing executed by the Company and the Required Holders. Any waiver or amendment approved by the Required Holders shall treat all Purchasers in a similar fashion.

10.2          Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered: (a) when delivered, if delivered personally, (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (d) when sent, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day on or prior to 5:00 p.m. New York City time, or otherwise on the Business Day following the date of transmission in the case of email, in each case to the intended recipient as set forth below, with respect to the Company, and to the addresses set forth on the signature pages hereto, with respect to the Purchasers.

If to the Company:

Michael Cricenti

Chairman

434-409-0028

michael.cricenti1@gmail.com

with copies to:

Shelley A. Barber

Lawrence Elbaum

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

(212) 237-0022

sbarber@velaw.com; lelbaum@velaw.com

or at such other address as the Company or each Purchaser may specify by written notice to the other parties hereto in accordance with this Section 10.2.

10.3          Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement now or hereafter available at law, in equity, by statute or otherwise.

10.4          Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the Purchasers hereto may assign its rights or obligations hereof without the prior written consent of the Company, except that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Purchased Shares hereunder to any of its Affiliates (provided each such Affiliate agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). The Company may not assign its rights or obligations hereof without the prior written consent of the Required Holders. This Agreement shall not inure to the benefit of or be enforceable by any other Person.

10.5          Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

10.6          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside of the jurisdiction of any such court.

10.7          No Personal Liability of Directors, Officers, Employees, Partners and Representatives. None of the officers, directors, partners, employees, incorporators, managers, shareholders or other equity holders of the Company, or any agents, advisors, attorneys, accountants, or other professional advisors of the Company, will have any liability for any obligations of the Company pursuant to this Agreement or for any claim based on, in respect of, or by reason of, the negotiation, execution or performance (or non-performance) of this Agreement, except to the extent such liability or claim against such officer, director, partner, employee, incorporator, manager, shareholder or other equity holder of the Company, or agent, advisor, attorney, accountant, or other professional advisor of the Company, is determined by a court of competent jurisdiction in a final and nonappealable judgment to have arisen out of or been related to any act or omission constituting fraud, criminal or illegal activity, gross negligence or embezzlement. Each Purchaser, by executing this Agreement, waives and releases all such liability, and such waiver and release are an essential part of the consideration for issuance of the Purchased Shares.

10.8          Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by electronic mail, in .pdf or other electronic submission complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts (including counterparts delivered by facsimile or other electronic format) shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

10.9          Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and, except as set forth below, this Agreement and the other Transaction Documents supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, this Agreement and the other Transaction Documents shall not supersede any confidentiality or other non-disclosure agreements that may be in place between the Company and any Purchaser.

10.10      Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

10.11      [Reserved].

10.12      Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the Effective Date.

THE COMPANY:

Nam Tai Property Inc.

By:
Name:	Yu Chunhua
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the Effective Date.

PURCHASERS:

By:

Name:

Title:

Address:

Email: